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                                                               Exhibit (a)(1)(E)




                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK
            (INCLUDING THE ASSOCIATED SERIES A JUNIOR PARTICIPATING
                        PREFERRED STOCK PURCHASE RIGHTS)

                                       OF

                             SYBRON CHEMICALS INC.
                                       AT

                              $35.00 NET PER SHARE

                                       BY

                        PROJECT TOLEDO ACQUISITION CORP.

                          A WHOLLY OWNED SUBSIDIARY OF

                               BAYER CORPORATION

                          A WHOLLY OWNED SUBSIDIARY OF

                            BAYER AKTIENGESELLSCHAFT

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
       TIME, ON THURSDAY, OCTOBER 5, 2000, UNLESS THE OFFER IS EXTENDED.

                                                               September 8, 2000

To Our Clients:

     Enclosed for your consideration is an Offer to Purchase dated September 8, 2000 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with amendments or supplements thereto, collectively constitute the "Offer") relating to the Offer by Project Toledo Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Bayer Corporation, an Indiana corporation ("Parent") and a wholly owned subsidiary of Bayer Aktiengesellschaft, a company organized under the laws of the Federal Republic of Germany ("Bayer AG"), to purchase all outstanding shares of common stock, par value $.01 per share (the "Shares"), of Sybron Chemicals Inc., a Delaware corporation (the "Company"), together with the associated rights (the "Rights") to purchase Series A Junior Participating Preferred Stock pursuant to the Rights Agreement by and between the Company and Fleet National Bank, as Rights Agent, as amended as of August 30, 2000 (as amended, the "Rights Agreement"), upon the terms and subject to the conditions set forth in the Offer. Unless the context requires otherwise, all references to Shares shall include the Rights. Also enclosed is the Letter to Stockholders of the Company from the Chairman of the Board and Chief Executive Officer of the Company accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9.

     We (or our nominees) are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used to tender Shares held by us for your account.

     We request instructions as to whether you wish to tender any of or all the Shares held by us for your account pursuant to the terms and conditions set forth in the Offer.

     Your attention is directed to the following:

          1. The offer price is $35.00 per Share net to the seller in cash, without interest thereon, upon the terms and subject to the conditions of the Offer.
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          2. The Offer is being made for all outstanding Shares.

          3. The Board of Directors of the Company has unanimously approved the Merger Agreement (as defined below), the Offer and the Merger (as defined below) and the other transactions contemplated by the Merger Agreement and determined that each of the Offer, the Merger and the Merger Agreement is advisable, and fair to and in the best interests of the Company and the stockholders of the Company, and unanimously recommends that stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer.

          4. The Offer is being made pursuant to the Agreement and Plan of Merger dated as of August 30, 2000 (the "Merger Agreement"), among the Company, Parent and the Purchaser pursuant to which, as soon as practicable following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company with the Company surviving the merger as a wholly owned subsidiary of Parent (the "Merger"). At the effective time of the Merger, each outstanding Share (other than Shares owned by Parent, the Purchaser or the Company or by stockholders, if any, who are entitled to and properly exercise appraisal rights under Delaware Law) will be converted into the right to receive the price per Share paid pursuant to the Offer in cash, without interest, as set forth in the Merger Agreement and described in the Offer to Purchase. The Merger Agreement provides that the Purchaser may assign the right to purchase Shares in the Offer to Parent or any wholly owned direct or indirect subsidiary of Parent, but no such assignment shall relieve the Purchaser of its obligations under the Merger Agreement.

          5. THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, OCTOBER 5, 2000 (THE "EXPIRATION DATE"), UNLESS THE OFFER IS EXTENDED BY THE PURCHASER, IN WHICH EVENT THE TERM "EXPIRATION DATE" SHALL MEAN THE LATEST TIME AT WHICH THE OFFER, AS SO EXTENDED BY THE PURCHASER, WILL EXPIRE.

          6. The Offer is conditioned upon, among other things, (A) there being validly tendered and not withdrawn prior to the Expiration Date, a number of Shares, which when added to the Shares then beneficially owned by the Purchaser represent at least a majority of the total number of Shares outstanding on a fully diluted basis, and (B) the waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any other similar and necessary foreign approvals or waiting periods applicable to the purchase of the Shares pursuant to the Offer having expired or terminated and all regulatory approvals required to consummate the Offer and the Merger having been obtained and remaining in full force and effect.

          7. Any stock transfer taxes applicable to a sale of Shares to the Purchaser will be borne by the Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

          8. Tendering stockholders will not be obligated to pay brokerage fees or commissions to the Dealer Manager, the Depositary or the Information Agent or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. However, federal income tax backup withholding at a rate of 31% may be required, unless an exemption is provided or unless the required taxpayer identification information is provided. See Instruction 9 of the Letter of Transmittal.

     Your instructions to us should be forwarded promptly to permit us to submit a tender on your behalf prior to the Expiration Date.

     If you wish to have us tender any of or all the Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the detachable part hereof. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION DATE.

     Payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by EquiServe Trust Company, N.A. (the "Depositary") of (a) certificates for (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares, (b) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer effected pursuant to the procedures set forth in Section 2 of the Offer to Purchase, an Agent's Message, and (c) any other

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documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Purchaser by ING Barings LLC, the Dealer Manager for the Offer, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

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               INSTRUCTIONS WITH RESPECT TO THE OFFER TO PURCHASE
                FOR CASH ALL OUTSTANDING SHARES OF COMMON STOCK
(including the associated Series A Junior Participating Preferred Stock Purchase
                                    Rights)
                            OF SYBRON CHEMICALS INC.

     The undersigned acknowledge(s) receipt of your letter, the Offer to Purchase of Project Toledo Acquisition Corp., dated September 8, 2000 (the "Offer to Purchase"), and the related Letter of Transmittal relating to shares of Common Stock, par value $.01 per share (the "Shares"), of Sybron Chemicals Inc., a Delaware corporation, including the associated rights (the "Rights") to purchase Series A Junior Participating Preferred Stock pursuant to the Rights Agreement by and between Sybron Chemicals Inc. and Fleet National Bank, as Rights Agent, as amended as of August 30, 2000. Unless the context requires otherwise, all references to Shares shall include the Rights.

     This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, on the terms and subject to the conditions set forth in the Offer to Purchase and related Letter of Transmittal.

    NUMBER OF SHARES TO BE TENDERED(1):

     ----------------- Shares

                                         SIGN HERE

                                         ---------------------------------------
                                         Signature(s)

                                         ---------------------------------------
                                         Please Type or Print Name(s)

                                         ---------------------------------------

                                         ---------------------------------------
                                         Please Type or Print Address(es)

                                         ---------------------------------------
                                         Area Code and Telephone Number

                                         ---------------------------------------
                                         Taxpayer Identification or Social
                                         Security No.

                                         Dated:             , 2000

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(1) Unless otherwise indicated, it will be assumed that all your Shares are to be tendered.
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